FREE WRITING PROSPECTUS Dated March 4, 2025	Filed Pursuant to Rule 433 Registration No. 333-264720 Registration No. 333-264720-01 Registration No. 333-264720-04

**Pricing Details** $896+mm World Omni (WOLS) 2025-A Prime Auto Lease

Lead Managers: MUFG (str), BofA, TD Securities, Wells Fargo

Co-Managers: Mizuho, PNC

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SZ($mm)*	WAL	S&P/FTCH	P.WIN	E.FIN	L.FIN	BENCH	LAUNCH	YIELD	CPN	PX
A-1	130.000	0.25	A-1+/F1+	01-06	09/25	03/26	I-CURVE	+13	4.418	4.418	100.00000
A-2A	167.000	1.21	AAA/AAA	06-23	02/27	12/27	I-CURVE	+39	4.395	4.35	99.99371
A-2B	153.000	1.21	AAA/AAA	06-23	02/27	12/27	SOFR30A	+39			100.00000
A-3	320.000	2.22	AAA/AAA	23-29	08/27	04/28	I-CURVE	+53	4.464	4.42	99.99350
A-4	69.590	2.48	AAA/AAA	29-30	09/27	05/30	I-CURVE	+61	4.542	4.49	99.97738
B	57.110	2.59	AA/AA	30-32	11/27	05/30	I-CURVE	+80	4.731	4.68	99.98767

-TRANSACTION DETAILS-

BBG Ticker	: WOLS 2025-A
SSAP	: WOLS2025A
Offered Size	: $896.700mm
Format	: SEC Registered
Expected Ratings	: S&P / Fitch
ERISA	: Yes
Risk Retention	: US = Yes, EU = No
Min Denoms	: $1k x $1k
Pricing Speed	: 75% PPC to Maturity
Expected Pricing	: PRICED
Expected Settle	: 3/12/25
First Pay Date	: 4/15/25
B&D	: MUFG

-AVAILABLE MATERIALS-

Preliminary Prospectus, FWP, CDI File (attached)

Intex Deal Name	: mitwols_2025-a
Intex Passcode	: K9VV
Deal Roadshow	: https://dealroadshow.com
Entry Code	: WOLS25A
Direct Link	: https://dealroadshow.com/e/WOLS25A

-CUSIPS-

A-1	: 98164PAA8
A-2A	: 98164PAB6
A-2B	: 98164PAC4
A-3	: 98164PAD2
A-4	: 98164PAE0
B	: 98164PAF7

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.